EX-99.4 4 upholstery_s1a8ex99z4.htm EXHIBIT 99.4

Upholstery International, Inc.

Notice to Cancel Agreement:

Dear Lambert Private Equity,

Please accept this notice as cancellation of our agreement dated December 17th, 2013 between Upholstery International, Inc and Lambert Private Equity, LLC. Upholstery International, Inc has made the decision to cancel this agreement at this time.

We appreciate your professionalism,

Please sign below:

Upholstery International, Inc. Ken Kovie
Ken Kovie: President 12-5-14

Lambert Private Equity: ______________________________